CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DOCUMENT SECURITY SYSTEMS, INC.

Under Section 805 of the New York Business Corporation Law

The undersigned, being the Chief Executive Officer of Document Security Systems, Inc. (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Document Security Systems, Inc. The name under which the Corporation was formed was Thoroughbreds, U.S.A., Inc.

2.	The Certificate of Incorporation was originally filed on May 30, 1984 in the name of Thoroughbreds, U.S.A., Inc. A Certificate of Amendment was filed on June 10, 1985. A Certificate of Amendment was filed on July 8, 1986 changing the name of the Corporation to New Sky Communications, Inc. A Certificate of Amendment was filed on February 3, 2003 changing the name of the Corporation to Document Security Systems, Inc. A Certificate of Correction of the Certificate of Amendment was filed on October 20, 2003.

The Corporation is currently authorized to issue 200,000,000 shares of Capital Stock with a par value of $0.02, of which 51,906,948 are issued and 148,093,052 are unissued. The Certificate of Amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to amend the total number of issued shares from 51,906,948 to 12,976,737 at a rate of 4 to 1, and increase the unissued shares from 148,093,052 to 187,023,263 by adding an additional 38,930,211. As a result of this Certificate of Amendment, 51,906,948 issued shares of Common Stock of the Corporation, par value $0.02, shall be changed into 12,976,737 such shares, par value $0.02. As a result of this Certificate of Amendment, there will be 187,023,263 authorized but unissued shares of Common Stock of the Corporation, par value $0.02. Paragraph FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as follows:

FOURTH: The Corporation is currently authorized to issue 200,000,000 shares of common stock, with a par value of $0.02.

(a) Upon the filing of the Certificate of Amendment on August 25, 2016 with the New York Department State (the Record Date), the shares of the Corporation’s Common Stock issued and outstanding shall automatically be changed into a smaller number of shares such that each 4 shares of the Corporation’s issued and outstanding Common Stock, par value $0.02 per share, as of the Record Date are hereby changed into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.02 per share, without any further action by the Corporation or the holder thereof. No fractional shares of the Corporation’s Common Stock will be issued as a result of the stock change. Instead, stockholders of the Record Date who otherwise would be entitled to receive fractional shares will be entitled to a rounding up of their fractional share to the nearest whole share, except in the case of any stockholder that owns less than 4 shares of the Corporation’s Common Stock immediately preceding the Record Date. In such case, such stockholder will receive cash for such fractional share in an amount equal to the product obtained by multiplying: (x) the closing sale price of the Common Stock on August 25, 2016 as reported on the NYSE MKT, by (y) the amount of the fractional share.

(b) Each certificate that, immediately prior to the Record Date, represented shares of Common Stock that were issued and outstanding immediately prior to the Record Date shall, from and after the Record Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Record Date into which the shares of Common Stock formerly represented by such certificate shall have been changed (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), except as provided in Section (a) hereof regarding stockholders owning less than 4 shares who shall, automatically and without the necessity of presenting the same for exchange, have a right to receive cash as provided in Section (a).

3.	This Certificate of Amendment to the Certificate of Incorporation was authorized by the vote of the Board of Directors of the Corporation and a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders, pursuant to Section 803 of the New York Business Corporation Law.

[The next page is the signature page]

In witness whereof, the undersigned has executed this Certificate of Amendment this the 25th day of August, 2016.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Its:	Chief Executive Officer